EXHIBIT 21.1

SUBSIDIARIES

As of September 30, 2012, the following were the Registrant's significant operating Subsidiaries:

Name:   TransTech Systems, Inc.

Country of Organization:   U.S.

Percent Ownership by Registrant:   100.0% by Visualant, Inc.